EXHIBIT 23.2
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               NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

   Arthur Andersen LLP audited the financial statements for and as of the years ended December 31, 2001 and 2000 included in the annual report on Form 10-K for the year ended December 31, 2002 of Illinois Tool Works Inc. After reasonable efforts, Illinois Tool Works Inc. has not been able to obtain the consent of Arthur Andersen LLP to the incorporation by reference of its audit reports into our registration statement. Accordingly, Illinois Tool Works Inc. has omitted such consent in reliance upon Rule 437a under the Securities Act of 1933 (the "Securities Act"). Because it has not consented to the incorporation by reference of its audit reports into this registration statement, Arthur Andersen LLP may not have any liability under
   Section 11(a) of the Securities Act for any untrue statement of a material fact contained in such financial statements or any omission to state a material fact required to be stated therein. Accordingly, investors may be unable to recover against Arthur Andersen LLP under
   Section 11(a) of the Securities Act.